Exhibit 10.8

DOORDASH, INC.
OUTSIDE DIRECTOR COMPENSATION AND EQUITY OWNERSHIP POLICY
(Adopted December 8, 2020; Last amended October 28, 2025 (the “Amendment Date”))
DoorDash, Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation and Equity Ownership Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors and to formalize the Company’s policy regarding Outside Director equity ownership. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2020 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.
This Policy was originally effective as of December 8, 2020 (the “Effective Date”). This Policy as amended is effective as of the first day of the quarter following the Amendment Date.
1.    Cash Compensation
Annual Cash Retainer
Each Outside Director will be paid an annual cash retainer of $60,000. There are no per-meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.
Committee Annual Cash Retainer
Each Outside Director who serves as the chair of the Board, the Lead Independent Director, or the chair of a committee of the Board listed below will be eligible to earn additional annual cash fees (paid quarterly in arrears on a prorated basis) as follows:

Chair of the Board	$40,000
Lead Independent Director	$40,000
Chair of Audit Committee:	$20,000
Chair of People & Compensation Committee:	$15,000
Chair of Nominating and Corporate Governance Committee:	$5,000

2.    Equity Compensation
Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
2.1    No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

2.2    Initial Award. Subject to Section 4 of this Policy, each individual who first becomes an Outside Director automatically will be granted an award of restricted stock units (an “Initial Award”). The Initial Award will be made on the day such Outside Director is first appointed to the Board, or such other date specified by the Board (such date, the “Grant Date”), whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. The Initial Award will cover a number of Shares equal to the sum of: (i) (x) $300,000 divided by (y) the average Fair Market Value of a Share for the market trading days that occurred in the completed calendar month immediately prior to the calendar month in which the Grant Date occurs, rounded down to the nearest whole Share (such portion of the Initial Award, the “New Hire Award”) plus (ii) in the event that the date in which the Outside Director is appointed to the Board is not the date of an annual meeting of the Company’s stockholders (each, an “Annual Meeting”), the Initial Award will also cover an additional number of Shares equal to (x) (A) $300,000 multiplied by (B) the fraction obtained by dividing (1) the number of days between the date of the Outside Director’s appointment to the Board and the first anniversary of the most recent Annual Meeting by (2) 365, divided by (y) the average Fair Market Value of a Share for the market trading days that occurred in the completed calendar month immediately prior to the calendar month in which the Grant Date occurs, rounded down to the nearest whole Share (such portion of the Initial Award, the “Pro-rated Annual Award”). For the avoidance of doubt, in the event that the date in which the Outside Director is appointed to the Board is the date of an Annual Meeting, the Initial Award will comprise the New Hire Award (and not the Pro-rated Annual Award), and such Outside Director also will be eligible to receive the Annual Award described in Section 2.3 below. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award.
Subject to Section 3 of this Policy, the New Hire Award will vest in equal monthly installments over the forty-eight months beginning on the first day of the month immediately following the month in which the Grant Date occurs, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
Subject to Section 3 of this Policy, the Pro-rated Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Initial Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Initial Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

2.3    Annual Award. Subject to Section 4 of this Policy, on the date of each Annual Meeting, each Outside Director automatically will be granted an award of restricted stock units (an “Annual Award”) covering a number of Shares having a value of $300,000, rounded down to the nearest whole Share. For this purpose, a Share shall have a value equal to the closing price of a Share on the date the Annual Award is granted.
Subject to Section 3 of this Policy, each Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
3.    Change in Control
In the event of a Change in Control, each Outside Director’s outstanding Company equity awards will be treated in accordance with the terms of the Award.
4.    Annual Compensation Limit
No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and equity compensation awards (including any Awards) with an aggregate value greater than $750,000 (increased to $1,000,000 in his or her initial year of service as an Outside Director), with the value of each equity compensation award based on its Grant Value for purposes of the limitation under this Section 4. Any cash compensation paid or equity compensation award (including any Awards) granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 4.

In the event that the New Hire Award, Pro-rated Annual Award and/or the Annual Award granted in a calendar year, in the aggregate, and together with the cash compensation described in Section 1 of this Policy, exceeds the limitation set forth in this Section 4, then, first, the Annual Award, if applicable, shall be reduced by an amount necessary to comply with such cap, and second, the Pro-rated Annual Award, if applicable, shall be reduced by an amount necessary to comply with such cap.
5.    Travel Expenses
Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings will be reimbursed by the Company upon request of the Outside Director.
6.    Equity Ownership.
Each Outside Director’s is expected to comply with the minimum equity ownership guidelines as set forth on Exhibit A.
7.    Additional Provisions
All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
8.    Adjustments
In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.
9.    Section 409A
In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.
10.    Revisions
The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the People & Compensation Committee’s (the “Compensation Committee”) ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

Exhibit A
Equity Ownership Guidelines (the “Guidelines”)
Each Outside Director (a “Covered Person”) shall comply with the following minimum ownership guidelines:

Minimum Ownership Level	Timing of Compliance
The Equity Interests (as defined below) with an Aggregate Value (as defined below) equal to 5x the annual cash retainer (not including any additional fees received for committee service or serving as a chair of a committee, or for serving as the lead independent director) for Board service for such Outside Director.	By the fifth anniversary of the later of (i) the Effective Date or (ii) the date such individual becomes an Outside Director, and thereafter at all times during which the individual remains an Outside Director.
“Equity Interests” means Shares: (1) directly owned by a Covered Person or his or her immediate family members residing in the same household; (2) beneficially owned by a Covered Person, but held in trust, limited partnerships, or similar entities for the sole benefit of the Covered Person or his or her immediate family members residing in the same household; and (3) held in retirement or deferred compensation accounts for the benefit of a Covered Person or his or her immediate family members residing in the same household. For clarity, “Equity Interests” does not include any unvested Shares or unvested Company equity awards covering Shares, in each case, held by a Covered Person.
“Aggregate Value” for a Covered Person will be calculated as (x) the average Fair Market Value (as defined in the Plan) of a share of Common Stock of the Company for the market trading days that occurred in the completed calendar month immediately prior to the month in which the Determination Date (as defined below) occurs, multiplied by (y) the Covered Person’s Equity Interests. For example, the average price of a Share during the month of November would be multiplied by the Covered Person’s Equity Interests to determine whether the minimum ownership guideline was met. For purposes of complying with these Guidelines, the Compensation Committee shall assess the Aggregate Value of each Outside Director’s Equity Interests on an annual basis prior to the Company’s filing of its annual proxy statement under Section 14(a) of the Exchange Act, with such Aggregate Value to be measured as of the last Trading Day of the Company’s most-recently completed fiscal year (each, a “Determination Date”).
“Trading Day” means any day during which the securities exchange on which the Shares are traded is open for trading.
Exceptions: The Compensation Committee may waive, at its discretion, these Guidelines for Outside Directors joining the Board from government, academia, or similar professions. The Compensation Committee may also temporarily suspend, at its discretion, these Guidelines for one or more Outside Directors if compliance would create severe hardship or prevent such Outside Director from complying with a court order.

Amendments: The Board or the Compensation Committee may amend these Guidelines from time to time.
Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the policy to which this exhibit is attached.